Exhibit 99.1
RBB Bancorp Reports Third Quarter 2026 Earnings and Declares Quarterly Cash Dividend of $0.16 Per Common Share
Los Angeles, CA, October 19, 2026 – RBB Bancorp (NASDAQ:RBB) and its bank subsidiary, Royal Business Bank (the “Bank”), collectively referred to herein as the “Company,” announced financial results for the quarter ended September 30, 2026.
Third Quarter 2026 Highlights
•Net income totaled $12.6 million, or $0.74 diluted earnings per share
•Return on average assets of 1.17%, compared to 0.97% for the prior quarter
•Net interest margin of 3.16%, up from 3.06% for the prior quarter
•Nonperforming assets of $38.7 million, a $4.9 million, or 11.3%, decrease compared to prior quarter end
•Book value and tangible book value per share(1) increased to $31.75 and $27.44 at September 30, 2026, up from $31.51 and $27.23 at June 30, 2026
•$2.7 million gain on the sale of an office building in Brooklyn, New York
•Partial redemption of subordinated notes of $40 million was completed on July 1, 2026
The Company reported net income of $12.6 million, or $0.74 diluted earnings per share, for the quarter ended September 30, 2026, compared to net income of $10.1 million, or $0.59 diluted earnings per share, for the quarter ended June 30, 2026.
“Our third quarter results reflected the continued strength of our core banking franchise as the partial redemption of our subordinated notes and the continued resolution of nonperforming assets contributed to higher net interest income," said Johnny Lee, President and Chief Executive Officer of RBB Bancorp. "We continued to improve the quality of our funding base through strong retail deposit growth, which allowed us to reduce our reliance on wholesale deposits. Credit quality continued to improve, with nonperforming assets declining 11% from the prior quarter. Strong loan production drove double-digit annualized loan growth in the quarter, and with healthy pipelines and business activity in our markets, we believe we are well positioned to continue these positive trends to finish the year."
Net Interest Income and Net Interest Margin
Net interest income was $31.8 million for the third quarter of 2026, compared to $30.1 million for the second quarter of 2026. The $1.7 million increase was due to a $2.1 million increase in interest income, partially offset by a $473,000 increase in interest expense. The increase in interest income was due to the combination of a $1.5 million increase in loan interest income as average loans and nonaccrual interest recoveries increased, one additional day in the quarter and a special dividend of $320,000 from the Federal Home Loan Bank ("FHLB") in the third quarter of 2026. There was no special dividend from the FHLB in the second quarter of 2026. The increase in interest expense was due mainly to a $239,000 increase in interest on total borrowings due to higher average balances partially offset by lower rates and a $234,000 increase in interest on deposits due mainly to one additional day in the quarter.
The net interest margin (“NIM”) increased 10 basis points to 3.16% for the third quarter of 2026 from 3.06% for the second quarter of 2026. The NIM increase included a 9 basis point increase in the yield on average total interest-earning assets and a 3 basis point decrease in the overall cost of funds. The yield on average total interest-earning assets increased to 5.90% for the third quarter of 2026 from 5.81% for the second quarter of 2026, due mostly to the impact of higher nonaccrual interest recoveries on loans and the FHLB special dividend received in the third quarter.
(1) Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures included at the end of this press release.

The average total cost of funds decreased 3 basis points to 2.97% for the third quarter of 2026 from 3.00% for the second quarter of 2026, due mostly to a decrease in the cost of borrowings due to the partial redemption of $40.0 million of subordinated notes on July 1, 2026. Average noninterest-bearing deposits increased to approximately 17% of average total deposits for the third quarter of 2026 from 16% for the second quarter of 2026. The period end weighted average interest rate for total deposits increased to 2.82% at September 30, 2026 from 2.75% at June 30, 2026. The increase is due in part to the impact of the recent 25 basis point increase to the Federal funds rate.
Provision for Credit Losses
The provision for credit losses was $500,000 for the third quarter of 2026 compared to no provision for the second quarter of 2026. The third quarter 2026 provision for credit losses reflected a provision for loan losses of $500,000 and no provision for unfunded loan commitments. The third quarter provision for loan losses was due mainly to the impact of net loan growth, partially offset by improved credit quality trends and underlying economic forecast indicators. Net charge-offs in both the third quarter and second quarter of 2026 represented 0.01% of average loans on an annualized basis.
Noninterest Income
Noninterest income for the third quarter of 2026 was $5.1 million, an increase of $2.1 million from $3.0 million for the second quarter of 2026. The increase in noninterest income was mainly due to higher other income of $2.7 million, offset partially by lower gain on sale of loans of $875,000 due to lower sale volume. The increase in other income was primarily due to a $2.7 million gain on the sale of the Bank's office building in Brooklyn, New York. As part of the sale, the Bank entered into a four month lease to house its loan operations center through the end of 2026. These operations will relocate to new leased space, also located in Brooklyn, starting in 2027.
Noninterest Expense
Noninterest expense for the third quarter of 2026 was $19.5 million, an increase of $526,000 from $19.0 million for the second quarter of 2026. The increase was due mainly to higher salaries and benefits and occupancy costs. Both of these categories increased due to a full quarter of operations for the Northern California loan production office and occupancy costs also included rent for the Brooklyn loan operations center after the sale of the building. The efficiency ratio was 53.0% for the third quarter of 2026, compared to 57.5% for the second quarter of 2026. The improvement in the efficiency ratio is attributed mostly to higher net revenues.
Income Taxes
The effective tax rate was 24.9% for the third quarter of 2026 and 28.0% for the second quarter of 2026. The decrease in the effective tax rate for the third quarter of 2026 was due to higher benefits from purchased Federal tax credits recognized in the quarter. The effective tax rate for 2026 is estimated to be 26.9% compared to 24.2% for 2025. The estimated effective tax rate for 2026 is expected to be higher than the effective tax rate in 2025 due mainly to a higher multi-state blended tax rate and lower benefits from purchased Federal tax credits for the full year.
Balance Sheet
At September 30, 2026, total assets were $4.3 billion, a $23.7 million, or 2.2% annualized, decrease compared to total assets of $4.3 billion at June 30, 2026, and a $42.8 million, or 1.0%, increase compared to total assets of $4.2 billion at September 30, 2025.
Loan and Securities Portfolio
Loans held for investment ("HFI") totaled $3.4 billion as of September 30, 2026, an increase of $89.8 million, or 10.8% annualized, compared to June 30, 2026 and an increase of $96.6 million, or 2.9%, compared to September 30, 2025. The increase in loans in the third quarter of 2026 included $154.0 million of originations with an average yield of 6.30%, $30.5 million in advances, and $21.9 million in purchases, offset by payoffs/paydowns of $113.8 million and loans sold of $2.7 million. The loan to deposit ratio was 100.1% at September 30, 2026, compared to 97.6% at June 30, 2026 and 98.1% at September 30, 2025.
As of September 30, 2026, available for sale securities ("AFS") totaled $381.3 million, a decrease of $25.8 million from June 30, 2026, primarily related to maturities and paydowns of $52.7 million, offset by purchases of $36.4 million during the third quarter of 2026. As of September 30, 2026, net unrealized pre-tax losses totaled $30.6 million, a $9.7 million increase due to increased market interest rates when compared to net unrealized pre-tax losses of $20.9 million as of June 30, 2026.

Deposits
Total deposits were $3.4 billion as of September 30, 2026, an increase of $4.6 million, or 0.5% annualized, compared to June 30, 2026 and an increase of $28.8 million, or 0.9%, compared to September 30, 2025. The increase in total deposits during the third quarter of 2026 was due to a $63.3 million increase in retail deposits, offset by a $58.7 million decrease in wholesale deposits. The increase in retail deposits included a $46.5 million increase in non-maturity interest-bearing accounts and a $51.6 million increase in time deposits, offset by a $34.7 million decrease in demand deposits. Noninterest-bearing deposits totaled $556.8 million, or 16.4% of total deposits, at September 30, 2026, a decrease of $34.7 million compared to June 30, 2026, and an increase of $6.4 million compared to September 30, 2025.
Credit Quality
Nonperforming assets totaled $38.7 million, or 0.91% of total assets, at September 30, 2026, down from $43.6 million, or 1.02% of total assets, at June 30, 2026, and down from $54.3 million, or 1.29% of total assets, at September 30, 2025. The decrease in nonperforming assets during the third quarter of 2026 was due to a decrease of $4.9 million in nonperforming loans (“NPL”). Other real estate owned (“OREO”) totaled $19.8 million at September 30, 2026 and June 30, 2026, and $8.8 million at September 30, 2025.
NPLs totaled $18.8 million, or 0.55% of total loans, at September 30, 2026, down $4.9 million from $23.8 million, or 0.72% of total loans, at June 30, 2026 and down $26.6 million from $45.5 million, or 1.38% of total loans, at September 30, 2025. The $4.9 million decrease in NPLs during the third quarter of 2026 was due mostly to $5.3 million in payoffs/paydowns partially offset by additions of $522,000.
Substandard loans totaled $57.3 million, or 1.69% of total loans, at September 30, 2026, down from $61.5 million, or 1.86% of total loans, at June 30, 2026 and $76.9 million, or 2.33% of total loans, at September 30, 2025. The $4.2 million decrease in substandard loans during the third quarter of 2026 was primarily due to $5.4 million in payoffs/paydowns, partially offset by additions of $1.2 million. Of the total substandard loans outstanding at September 30, 2026, there were $38.5 million, or 67% of such loans, on accrual status.
Special mention loans totaled $24.3 million, or 0.72% of total loans, at September 30, 2026, up from $20.3 million, or 0.61% of total loans, at June 30, 2026, and down from $49.3 million, or 1.49% of total loans, at September 30, 2025. The $4.1 million increase for the third quarter of 2026 was primarily due to additions of $7.0 million, partially offset by payoffs/paydowns of $1.5 million, and upgrades of $1.4 million to pass-rated loans. As of September 30, 2026, all special mention loans are on accrual status.
30-89 day delinquent loans, excluding NPLs, totaled $7.2 million, or 0.21% of total loans, at September 30, 2026, down from $9.0 million, or 0.27% of total loans, at June 30, 2026, and up from $6.5 million, or 0.20% of total loans, at September 30, 2025. The $1.7 million decrease for the third quarter of 2026 was mainly due to $5.7 million in loans returning to current status, payoffs/paydowns of $0.7 million, and $0.5 million in loans which migrated to nonperforming, offset by $5.4 million in new delinquent loans.
As of September 30, 2026, the allowance for credit losses totaled $44.4 million and was comprised of an allowance for loan losses of $44.0 million and a reserve for unfunded loan commitments of $407,000 (included in “accrued interest and other liabilities”). This compares to the allowance for credit losses of $44.1 million, comprised of an allowance for loan losses of $43.7 million and a reserve for unfunded loan commitments of $407,000 at June 30, 2026. The $378,000 increase in the allowance for credit losses for the third quarter of 2026 was due to a provision for credit losses of $500,000 offset by net charge-offs of $122,000. The allowance for loan losses as a percentage of loans HFI totaled 1.30% at September 30, 2026, compared to 1.32% at June 30, 2026. The allowance for loan losses as a percentage of nonperforming loans HFI was 234% at September 30, 2026, up from 184% at June 30, 2026.

	For the Three Months Ended September 30, 2026			For the Nine Months Ended September 30, 2026
(dollars in thousands)	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses	Allowance for loan losses	Reserve for unfunded loan commitments	Allowance for credit losses
Beginning balance	$43,660	$407	$44,067	$43,888	$484	$44,372
Provision for/(reversal of) credit losses	500	—	500	377	(77)	300
Less loans charged-off	(137)	—	(137)	(283)	—	(283)
Recoveries on loans charged-off	15	—	15	56	—	56
Ending balance	$44,038	$407	$44,445	$44,038	$407	$44,445

Shareholders' Equity
At September 30, 2026, total shareholders' equity was $534.2 million, a $934,000 decrease compared to June 30, 2026, and a $19.9 million increase compared to September 30, 2025. The decrease in shareholders' equity for the third quarter of 2026 was due mostly to an increase in unrealized losses on AFS securities, net of tax, of $6.8 million, common stock repurchases of $4.5 million and common stock cash dividends paid of $2.7 million, offset by net income of $12.6 million and stock-based compensation activity of $450,000.
Dividend Announcement
The Board of Directors has declared a quarterly cash dividend of $0.16 per common share. The dividend is payable on November 12, 2026 to shareholders of record on October 30, 2026.

Contact: Lynn Hopkins, Chief Financial Officer
(213) 716-8066
lhopkins@rbbusa.com
Corporate Overview
RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of September 30, 2026, the Company had total assets of $4.3 billion. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank, which provides business banking products and services predominately to Asian-centric communities through 24 branches and one loan production office located in California, Nevada, New York, Illinois, New Jersey and Hawaii. Bank products and services include commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance, wealth management and a full range of depository accounts, including specialized services such as remote deposit, E-banking, mobile banking and treasury management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, and one loan production office in the San Francisco Bay area in California; one branch in Las Vegas, Nevada; three branches and one loan operations center in Brooklyn, three branches in Queens, and one branch in Manhattan in New York; one branch in Edison, New Jersey; two branches in Chicago, Illinois; and, one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.
Conference Call
Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, October 20, 2026, to discuss the Company’s third quarter 2026 financial results.
To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 889260, conference ID RBBQ326. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 54597, approximately one hour after the conclusion of the call and will remain available through November 3, 2026.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.
Disclosure
This press release contains certain non-GAAP financial disclosures, which the Company uses to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this press release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor
Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including ineffective management of the United States (“U.S.”) federal budget or debt or turbulence or uncertainty in domestic or foreign financial markets; the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations; the impact of adverse developments in the banking industry, including bank failures and the potential impact of such developments on customer confidence, liquidity and regulatory responses to these developments; federal government shutdowns and uncertainty regarding the federal government’s debt limit; possible additional provisions for credit losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; failure to comply with debt covenants; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; the effects of having concentrations in our loan portfolio, including commercial real estate and the risks of geographic and industry concentrations; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires, or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the U.S. or other governments in response to acts or threats of terrorism and/or military conflicts, including the war between Russia and Ukraine, conflict in the Middle East, and increasing tensions between China and Taiwan, which could impact business and economic conditions in the U.S. and abroad; tariffs, trade policies, and related tensions, which could impact our clients, specific industry sectors, and/or broader economic conditions and financial market; public health crises and pandemics, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system and increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; the impact of changes in the Federal Deposit Insurance Corporation (“FDIC”) insurance assessment rate and the rules and regulations related to the calculation of the FDIC insurance assessments; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the U.S. Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (FASB) or other accounting standards setters; fluctuations in the Company’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, the Board of Governors of the Federal Reserve System, California Department of Financial Protection and Innovation, and Consumer Financial Protection Bureau; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K for the year ended December 31, 2025, and particularly the discussion of risk factors within that document. There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition and results of operations. Any statements about future operating results, such as those concerning accretion and dilution to the Company's earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ. You are cautioned not to place undue reliance on our forward-looking statements, which reflect management's analysis and expectations only as of the date of such statements. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law.

RBB BANCORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Assets
Cash and due from banks	$24,697	$25,363	$23,893	$27,086	$24,251
Interest-earning deposits with financial institutions	165,593	257,652	173,017	185,231	210,679
Cash and cash equivalents	190,290	283,015	196,910	212,317	234,930
Interest-earning time deposits with financial institutions	600	600	600	600	600
Investment securities available for sale	381,344	407,160	415,789	407,204	410,631
Investment securities held to maturity	4,179	4,181	4,182	4,184	4,185
Loans held for sale	—	—	—	2,067	756
Loans held for investment	3,399,214	3,309,459	3,325,232	3,314,301	3,302,577
Allowance for loan losses	(44,038)	(43,660)	(43,666)	(43,888)	(44,892)
Net loans held for investment	3,355,176	3,265,799	3,281,566	3,270,413	3,257,685
Premises and equipment, net	17,950	22,868	23,204	23,540	23,851
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,000	15,000
Cash surrender value of bank owned life insurance	63,290	62,841	62,403	61,972	61,538
Goodwill	71,498	71,498	71,498	71,498	71,498
Net deferred tax assets	18,174	15,115	15,242	16,347	14,935
Income tax receivable	12,754	7,296	5,554	17,483	9,827
Right-of-use assets	20,754	22,068	22,601	23,026	24,305
Accrued interest and other assets	100,287	97,561	79,763	82,643	78,714
Total assets	$4,251,296	$4,275,002	$4,194,312	$4,208,294	$4,208,455
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$556,848	$591,556	$526,882	$526,538	$550,488
Savings, NOW and money market accounts	1,237,657	1,191,198	1,175,735	956,299	721,697
Time deposits, $250,000 and under	755,509	815,528	863,717	974,670	1,119,258
Time deposits, greater than $250,000	845,266	792,359	773,550	892,891	975,054
Total deposits	3,395,280	3,390,641	3,339,884	3,350,398	3,366,497
FHLB advances	180,000	160,000	130,000	130,000	130,000
Long-term debt, net of issuance costs	80,000	120,000	120,000	119,911	119,815
Subordinated debentures	15,538	15,484	15,429	15,375	15,320
Lease liabilities - operating leases	22,513	23,836	24,379	24,800	26,066
Accrued interest and other liabilities	23,722	29,864	33,566	44,400	36,422
Total liabilities	3,717,053	3,739,825	3,663,258	3,684,884	3,694,120
Shareholders' equity:
Common stock	248,374	250,590	251,050	250,694	250,362
Additional paid-in capital	3,199	3,004	3,649	3,941	3,734
Retained earnings	303,994	296,119	290,566	282,024	274,608
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive loss, net	(21,396)	(14,608)	(14,283)	(13,321)	(14,441)
Total shareholders' equity	534,243	535,177	531,054	523,410	514,335
Total liabilities and shareholders’ equity	$4,251,296	$4,275,002	$4,194,312	$4,208,294	$4,208,455

RBB BANCORP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Interest and dividend income:
Interest and fees on loans	$52,200	$50,663	$50,094	$152,801	$143,402
Interest on interest-earning deposits	2,296	1,708	2,140	5,887	5,904
Interest on investment securities	4,027	4,259	4,592	12,255	12,941
Dividend income on FHLB stock	539	222	327	1,521	981
Interest on federal funds sold and other	245	307	239	805	705
Total interest and dividend income	59,307	57,159	57,392	173,269	163,933
Interest expense:
Interest on savings deposits, NOW and money market accounts	9,045	9,197	4,674	25,589	13,709
Interest on time deposits	14,783	14,397	20,152	45,401	58,486
Interest on long-term debt and subordinated debentures	1,749	2,428	1,635	5,776	4,901
Interest on FHLB advances	1,969	1,051	1,654	4,153	4,063
Total interest expense	27,546	27,073	28,115	80,919	81,159
Net interest income before provision for credit losses	31,761	30,086	29,277	92,350	82,774
Provision for credit losses	500	—	625	300	9,758
Net interest income after provision for credit losses	31,261	30,086	28,652	92,050	73,016
Noninterest income:
Service charges and fees	1,110	1,104	1,099	3,246	3,176
Gain on sale of loans	89	964	260	1,377	699
Loan servicing fees, net of amortization	525	533	564	1,562	1,693
Increase in cash surrender value of life insurance	449	438	427	1,318	1,241
(Loss)/gain on OREO	—	(221)	—	669	—
Other income	2,932	200	943	4,202	7,257
Total noninterest income	5,105	3,018	3,293	12,374	14,066
Noninterest expense:
Salaries and employee benefits	11,467	11,045	10,600	33,773	32,323
Occupancy and equipment expenses	2,587	2,449	2,425	7,547	7,209
Data processing	1,722	1,690	1,805	5,120	5,120
Legal and professional	1,306	1,311	1,450	4,120	5,869
Office expenses	394	377	444	1,130	1,257
Marketing and business promotion	193	178	252	586	661
Insurance and regulatory assessments	743	746	732	2,238	2,171
Core deposit premium	126	127	172	387	516
Other expenses	1,010	1,099	803	2,927	2,572
Total noninterest expense	19,548	19,022	18,683	57,828	57,698
Income before income taxes	16,818	14,082	13,262	46,596	29,384
Income tax expense	4,181	3,942	3,114	12,519	7,613
Net income	$12,637	$10,140	$10,148	$34,077	$21,771

Net income per share

Basic	$0.75	$0.60	$0.59	$2.01	$1.24
Diluted	$0.74	$0.59	$0.59	$1.99	$1.24
Cash dividends declared per common share	$0.16	$0.16	$0.16	$0.48	$0.48
Weighted-average common shares outstanding
Basic	16,910,452	17,011,624	17,225,702	16,994,716	17,564,835
Diluted	17,027,686	17,141,742	17,301,627	17,114,113	17,621,599

RBB BANCORP AND SUBSIDIARIES
AVERAGE BALANCE SHEET AND NET INTEREST INCOME
(Unaudited)

	For the Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$253,494	$2,541	3.98%	$194,256	$2,015	4.16%	$202,317	$2,380	4.67%
FHLB Stock	15,000	539	14.26%	15,000	222	5.94%	15,000	327	8.65%
Securities
Available for sale (2)	388,267	4,013	4.10%	419,191	4,245	4.06%	429,936	4,578	4.22%
Held to maturity (2)	4,180	38	3.61%	4,182	38	3.64%	4,186	38	3.60%
Total loans (3)	3,326,368	52,200	6.23%	3,315,864	50,663	6.13%	3,245,193	50,094	6.12%
Total interest-earning assets	3,987,309	$59,331	5.90%	3,948,493	$57,183	5.81%	3,896,632	$57,417	5.85%
Total noninterest-earning assets	279,828			262,546			255,052
Total average assets	$4,267,137			$4,211,039			$4,151,684

Interest-bearing liabilities
NOW	$91,562	$549	2.38%	$83,681	$478	2.29%	$69,800	$406	2.31%
Money market	585,542	4,513	3.06%	556,084	4,189	3.02%	491,561	3,861	3.12%
Savings deposits	521,545	3,983	3.03%	589,187	4,529	3.08%	138,344	407	1.17%
Time deposits, $250,000 and under	796,245	7,011	3.49%	837,026	7,322	3.51%	1,050,682	10,312	3.89%
Time deposits, greater than $250,000	826,196	7,772	3.73%	768,027	7,076	3.70%	960,094	9,840	4.07%
Total interest-bearing deposits	2,821,090	23,828	3.35%	2,834,005	23,594	3.34%	2,710,481	24,826	3.63%
FHLB advances	197,174	1,969	3.96%	116,813	1,051	3.61%	185,217	1,654	3.54%
Long-term debt	80,000	1,434	7.11%	120,000	2,118	7.08%	119,752	1,295	4.29%
Subordinated debentures	15,502	315	8.06%	15,448	310	8.05%	15,284	340	8.83%
Total borrowings	292,676	3,718	5.04%	252,261	3,479	5.53%	320,253	3,289	4.07%
Total interest-bearing liabilities	3,113,766	27,546	3.51%	3,086,266	27,073	3.52%	3,030,734	28,115	3.68%
Noninterest-bearing liabilities
Noninterest-bearing deposits	564,033			535,756			541,083
Other noninterest-bearing liabilities	52,345			56,608			66,993
Total noninterest-bearing liabilities	616,378			592,364			608,076
Shareholders' equity	536,993			532,409			512,874
Total liabilities and shareholders' equity	$4,267,137			$4,211,039			$4,151,684
Net interest income / interest rate spreads		$31,785	2.39%		$30,110	2.29%		$29,302	2.17%

Net interest margin			3.16%			3.06%			2.98%

Total cost of deposits	$3,385,123	$23,828	2.79%	$3,369,761	$23,594	2.81%	$3,251,564	$24,826	3.03%
Total cost of funds	$3,677,799	$27,546	2.97%	$3,622,022	$27,073	3.00%	$3,571,817	$28,115	3.12%

(1)Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES
AVERAGE BALANCE SHEET AND NET INTEREST INCOME
(Unaudited)

	For the Nine Months Ended September 30,
	2026			2025
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets
Cash and cash equivalents (1)	$221,364	$6,692	4.04%	$186,827	$6,609	4.73%
FHLB Stock	15,000	1,521	13.56%	15,000	981	8.74%
Securities
Available for sale (2)	403,963	12,214	4.04%	406,655	12,880	4.23%
Held to maturity (2)	4,182	113	3.61%	4,797	135	3.76%
Total loans (3)	3,312,910	152,801	6.17%	3,165,937	143,402	6.06%
Total interest-earning assets	3,957,419	$173,341	5.86%	3,779,216	$164,007	5.80%
Total noninterest-earning assets	270,171			256,509
Total average assets	$4,227,590			$4,035,725

Interest-bearing liabilities
NOW	$83,026	$1,425	2.29%	$65,957	$1,095	2.22%
Money market	557,087	12,497	3.00%	479,328	11,260	3.14%
Savings deposits	517,579	11,667	3.01%	144,895	1,354	1.25%
Time deposits, $250,000 and under	852,689	22,645	3.55%	1,012,408	30,126	3.98%
Time deposits, greater than $250,000	813,265	22,756	3.74%	916,162	28,360	4.14%
Total interest-bearing deposits	2,823,646	70,990	3.36%	2,618,750	72,195	3.69%
FHLB advances	148,242	4,153	3.75%	173,810	4,063	3.13%
Long-term debt	106,502	4,841	6.08%	119,658	3,887	4.34%
Subordinated debentures	15,449	935	8.09%	15,230	1,014	8.90%
Total borrowings	270,193	9,929	4.91%	308,698	8,964	3.88%
Total interest-bearing liabilities	3,093,839	80,919	3.50%	2,927,448	81,159	3.71%
Noninterest-bearing liabilities
Noninterest-bearing deposits	542,119			529,190
Other noninterest-bearing liabilities	58,677			66,142
Total noninterest-bearing liabilities	600,796			595,332
Shareholders' equity	532,955			512,945
Total liabilities and shareholders' equity	$4,227,590			$4,035,725
Net interest income / interest rate spreads		$92,422	2.36%		$82,848	2.09%

Net interest margin			3.12%			2.93%

Total cost of deposits	$3,365,765	$70,990	2.82%	$3,147,940	$72,195	3.07%
Total cost of funds	$3,635,958	$80,919	2.98%	$3,456,638	$81,159	3.14%

(1)Includes income and average balances for interest-earning time deposits and other miscellaneous interest-earning assets.
(2)Interest income and average rates for tax-exempt securities are presented on a tax-equivalent basis.
(3)Average loan balances relate to loans held for investment and loans held for sale and include nonaccrual loans. Interest income on loans includes the effects of discount accretion and net deferred loan origination fees and costs accounted for as yield adjustments.

RBB BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

	At or for the Three Months Ended			At or for the Nine Months Ended September 30,
	September 30, 2026	June 30, 2026	September 30, 2025	2026	2025
Per share data (common stock)
Book value	$31.75	$31.51	$30.18	$31.75	$30.18
Tangible book value (1)	$27.44	$27.23	$25.89	$27.44	$25.89
Performance ratios
Return on average assets, annualized	1.17%	0.97%	0.97%	1.08%	0.72%
Return on average shareholders' equity, annualized	9.34%	7.64%	7.85%	8.55%	5.67%
Return on average tangible common equity, annualized (1)	10.79%	8.85%	9.16%	9.90%	6.62%
Noninterest income to average assets, annualized	0.47%	0.29%	0.31%	0.39%	0.47%
Noninterest expense to average assets, annualized	1.82%	1.81%	1.79%	1.83%	1.91%
Yield on average earning assets	5.90%	5.81%	5.85%	5.86%	5.80%
Yield on average loans	6.23%	6.13%	6.12%	6.17%	6.06%
Cost of average total deposits (2)	2.79%	2.81%	3.03%	2.82%	3.07%
Cost of average interest-bearing deposits	3.35%	3.34%	3.63%	3.36%	3.69%
Cost of average interest-bearing liabilities	3.51%	3.52%	3.68%	3.50%	3.71%
Net interest spread	2.39%	2.29%	2.17%	2.36%	2.09%
Net interest margin	3.16%	3.06%	2.98%	3.12%	2.93%
Efficiency ratio (3)	53.02%	57.46%	57.36%	55.22%	59.58%
Common stock dividend payout ratio	21.33%	26.67%	27.12%	23.88%	38.71%

(1)Non-GAAP measure. See Non–GAAP reconciliations set forth at the end of this press release.
(2)Total deposits include noninterest-bearing deposits and interest-bearing deposits.
(3)Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands)

	At or for the quarter ended
	September 30, 2026	June 30, 2026	September 30, 2025
Credit Quality Data:
Special mention loans	$24,328	$20,275	$49,349
Special mention loans to total loans HFI	0.72%	0.61%	1.49%
Substandard loans HFI	$57,326	$61,529	$76,880
Substandard loans HFI to total loans HFI	1.69%	1.86%	2.33%
Loans 30-89 days past due, excluding nonperforming loans	$7,229	$8,970	$6,533
Loans 30-89 days past due, excluding nonperforming loans, to total loans	0.21%	0.27%	0.20%

Nonperforming loans HFI	$18,835	$23,759	$45,484
OREO (included in "accrued interest and other assets")	19,820	19,820	8,830
Nonperforming assets	$38,655	$43,579	$54,314
Nonperforming loans to total loans HFI	0.55%	0.72%	1.38%
Nonperforming assets to total assets	0.91%	1.02%	1.29%

Allowance for loan losses	$44,038	$43,660	$44,892
Allowance for loan losses to total loans HFI	1.30%	1.32%	1.36%
Allowance for loan losses to nonperforming loans HFI	233.81%	183.76%	98.70%
Net charge-offs	$122	$83	$6,872
Net charge-offs to average loans	0.01%	0.01%	0.84%

Capital ratios (1)
Tangible common equity to tangible assets (2)	11.05%	11.01%	10.67%
Tier 1 leverage ratio	11.82%	11.86%	11.50%
Tier 1 common capital to risk-weighted assets	17.87%	18.00%	17.28%
Tier 1 capital to risk-weighted assets	18.43%	18.57%	17.85%
Total capital to risk-weighted assets	22.05%	23.44%	23.64%

(1)September 30, 2026 capital ratios are preliminary.
(2)Non-GAAP measure. See non-GAAP reconciliations set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS
(Unaudited)

Loan Portfolio Detail	As of September 30, 2026		As of June 30, 2026		As of September 30, 2025
(dollars in thousands)	$	%	$	%	$	%
Loans:
Single-family residential mortgages	$1,761,352	51.8%	$1,680,635	50.8%	$1,650,989	50.0%
Commercial real estate (1)	1,280,028	37.7%	1,277,559	38.6%	1,286,603	39.0%
Construction and land development	154,620	4.5%	146,273	4.4%	159,152	4.8%
Commercial and industrial	151,796	4.5%	151,961	4.6%	146,667	4.4%
SBA	48,525	1.4%	49,667	1.5%	54,033	1.6%
Other loans	2,893	0.1%	3,364	0.1%	5,133	0.2%
Total loans held for investment	$3,399,214	100.0%	$3,309,459	100.0%	$3,302,577	100.0%
Allowance for loan losses	(44,038)		(43,660)		(44,892)
Total loans held for investment, net	$3,355,176		$3,265,799		$3,257,685

(1)Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.

Deposits	As of September 30, 2026		As of June 30, 2026		As of September 30, 2025
(dollars in thousands)	$	%	$	%	$	%
Deposits:
Noninterest-bearing demand	$556,848	16.4%	$591,556	17.5%	$550,488	16.4%
Savings, NOW and money market accounts	1,237,657	36.5%	1,191,198	35.1%	721,697	21.4%
Time deposits, $250,000 and under	734,757	21.6%	736,102	21.7%	872,463	25.9%
Time deposits, greater than $250,000	804,500	23.7%	751,600	22.2%	953,785	28.3%
Wholesale deposits (1)	61,518	1.8%	120,185	3.5%	268,064	8.0%
Total deposits	$3,395,280	100.0%	$3,390,641	100.0%	$3,366,497	100.0%

(1)Includes brokered deposits, collateralized deposits from the State of California, and deposits acquired through internet listing services.

Non-GAAP Reconciliations
Tangible Book Value Reconciliations
Tangible book value per share is a non-GAAP disclosure. Management measures tangible book value per share to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of the dates indicated.

(dollars in thousands, except share and per share data)	September 30, 2026	June 30, 2026	September 30, 2025
Tangible common equity:
Total shareholders' equity	$534,243	$535,177	$514,335
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(951)	(1,078)	(1,495)
Tangible common equity	$461,794	$462,601	$441,342
Tangible assets:
Total assets-GAAP	$4,251,296	$4,275,002	$4,208,455
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(951)	(1,078)	(1,495)
Tangible assets	$4,178,847	$4,202,426	$4,135,462
Common shares outstanding	16,827,168	16,985,919	17,043,897
Common equity to assets ratio	12.57%	12.52%	12.22%
Tangible common equity to tangible assets ratio	11.05%	11.01%	10.67%
Book value per share	$31.75	$31.51	$30.18
Tangible book value per share	$27.44	$27.23	$25.89
Return on Average Tangible Common Equity
Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes this is helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights) and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROATCE to its most comparable GAAP measure:

	Three Months Ended			Nine Months Ended September 30,
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	2026	2025
Net income available to common shareholders	$12,637	$10,140	$10,148	$34,077	$21,771

Average shareholders' equity	536,993	532,409	512,874	532,955	512,945
Adjustments:
Average goodwill	(71,498)	(71,498)	(71,498)	(71,498)	(71,498)
Average core deposit intangible	(1,035)	(1,161)	(1,608)	(1,160)	(1,779)
Adjusted average tangible common equity	$464,460	$459,750	$439,768	$460,297	$439,668
Return on average common equity, annualized	9.34%	7.64%	7.85%	8.55%	5.67%
Return on average tangible common equity, annualized	10.79%	8.85%	9.16%	9.90%	6.62%

Pre-Tax Pre-Provision Income
Management believes that pre-tax pre-provision (“PTPP”) income is a useful measure for investors to evaluate core operating performance, excluding the volatility of credit provision expenses. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. PTPP income is calculated by subtracting noninterest expense from the sum of net interest income and noninterest income, as shown in the following table.

	Three Months Ended			Nine Months Ended September 30,
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025	2026	2025
Net interest income before provision for credit losses	$31,761	$30,086	$29,277	$92,350	$82,774
Add: Noninterest income	5,105	3,018	3,293	12,374	14,066
Less: Noninterest expense	(19,548)	(19,022)	(18,683)	(57,828)	(57,698)
Pre-tax pre-provision income	$17,318	$14,082	$13,887	$46,896	$39,142